UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 19, 2013

General Electric Company
(Exact name of registrant as specified in its charter)

New York	001-00035	14-0689340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3135 Easton Turnpike, Fairfield, Connecticut		06828-0001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (203) 373-2211

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 19, 2013, General Electric Company (“GE”) closed the transaction (the “Transaction”) with Comcast Corporation (“Comcast”) in which Comcast and certain of its affiliates acquired GE’s remaining 49% common equity interest in NBCUniversal, LLC (“NBCUniversal”), the joint venture of GE and Comcast that owns NBCUniversal’s cable networks, filmed entertainment, televised entertainment, theme parks and unconsolidated investments, and Comcast’s cable networks, including E!, Versus (now named NBC Sports Network) and the Golf Channel, its ten regional sports networks, and certain digital media properties.  In connection with the closing, GE received approximately $12 billion in cash, $4.0 billion in Comcast guaranteed debt and $0.7 billion of preferred stock in a holding company controlled by Comcast whose principal asset is its interest in NBCUniversal.

On March 19, 2013, affiliates of GE also closed the transaction with Comcast in which 1.3 million square feet of studio, office and production space located within 30 Rockefeller Plaza condominium currently owned by GE’s affiliate and leased to NBCUniversal was sold to NBCUniversal for approximately $1.3 billion in cash.  The sale of CNBC’s facility in Englewood Cliffs, NJ by a GE affiliate to NBCUniversal closed on February 28, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Company
(Registrant)

Date: March 19, 2013	/s/ Jamie S. Miller
Jamie S. Miller
Vice President and Controller

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